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             BlackRock MuniHoldings California Quality Fund, Inc.
                              File No. 811-08573
  Item No. 77Q1(a) (Copies of Material Amendments to Registrant's Charter or
                            By-laws) -- Attachment

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of BlackRock MuniHoldings California Quality Fund, Inc.'s (the "Fund") Articles
                                                                ----
of Amendment amending the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Muni Term Preferred Shares filed with the State Department of Assessments and Taxation of Maryland on September 29, 2015.

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                                                                Exhibit 77Q1(a)

             BLACKROCK MUNIHOLDINGS CALIFORNIA QUALITY FUND, INC.
                             ARTICLES OF AMENDMENT

               AMENDING THE ARTICLES SUPPLEMENTARY ESTABLISHING
                   AND FIXING THE RIGHTS AND PREFERENCES OF
                   VARIABLE RATE MUNI TERM PREFERRED SHARES

   This is to certify that

   First: The charter of BlackRock MuniHoldings California Quality Fund, Inc.,
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a Maryland corporation (the "Corporation"), is amended by these Articles of
Amendment, which amend the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Muni Term Preferred Shares, dated as of March 21, 2012 (the "Articles Supplementary").

   Second: The charter of the Corporation is hereby amended by deleting
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Section 10(b)(i)(A) and replacing it with the following:

   (i) (A) TERM REDEMPTION. The Corporation shall redeem, out of funds legally available therefor and otherwise in accordance with Applicable Law, all Outstanding VMTP Preferred Shares on the Term Redemption Date at the Redemption Price; provided, however, the Corporation shall have the right, exercisable at any time no earlier than 9 months prior to the Term Redemption Date, to request that the Total Holders extend the term of the Term Redemption Date for an additional period as may be agreed upon by the Corporation and the Total Holders, which request may conditioned upon terms and conditions that are different from the terms and conditions herein. Each Holder shall, no later than the deadline specified in such request, which shall not be less than 30 days after such Holder's receipt of such request unless otherwise agreed to by such Holder, notify the Corporation of its acceptance or rejection of such request, which acceptance by any such Holder may be a Conditional Acceptance conditioned upon terms and conditions which are different from the terms and conditions herein or the terms and conditions proposed by the Corporation in making an extension request. If any Holder fails to notify the Corporation of its acceptance or rejection of the Corporation's request for extension by the deadline specified in such request, the Corporation may either deem such failure to respond as a rejection of such request or extend the deadline for such request with respect to such Holder, provided, however, in all cases any acceptance by a Holder of a request to extend, if any, shall be made pursuant to an affirmative written acceptance by the Total Holders. If the Total Holders (or any thereof) provide a Conditional Acceptance, then the Corporation shall, no later than the deadline specified in the Conditional Acceptance, which shall not be less than 30 days after the Corporation's receipt of the Conditional Acceptance unless otherwise agreed to by the Corporation, notify the Total Holders of its acceptance or rejection of the terms and conditions specified in the Conditional Acceptance. If the Corporation fails to notify the Total Holders by the deadline specified in the Conditional Acceptance, the Total Holders may either deem such failure to respond as a rejection of the terms and conditions specified in the Conditional Acceptance or extend the deadline for such response by the Corporation, provided, however, in all cases any acceptance by a Holder of a request to extend, if any, shall be made pursuant to an affirmative written acceptance by the Total Holders. Each Holder may grant or deny any request for extension of the Term Redemption Date in its sole and absolute discretion.

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   Third: The amendment to the charter of the Corporation as set forth above in
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these Articles of Amendment has been duly advised by the board of directors of the Corporation and approved by the stockholders of the Corporation as and to the extent required by law and in accordance with the charter of the Corporation.

                           [Signature Page Follows]

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   IN WITNESS WHEREOF, BlackRock MuniHoldings California Quality Fund, Inc. has
caused these Articles of Amendment to be signed as of September 29, 2015 in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and, to the best of such person's knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.

                                             BLACKROCK MUNIHOLDINGS
                                             CALIFORNIA QUALITY FUND, INC.

                                             By:  /s/ Jonathan Diorio
                                                  ------------------------------
                                                  Name: Jonathan Diorio
                                                  Title: Vice President

ATTEST:

/s/ Janey Ahn
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Name: Janey Ahn
Title: Secretary